QUINTEK
Film Based Imaging System

May 23, 2003

Subject:  Letter from the new CEO of Quintek Technologies, Inc.

Dear Valued Shareholder:

As the new Chairman and CEO of Quintek Technologies, Inc. (OTCBB: QTEK), I believe that communicating with our shareholders is a primary step towards building the financial strength of our company. Intelligent and informed shareholders can be one of a company's best assets. While I am at the helm of Quintek, keeping shareholders informed will be paramount.

In December 2002, I helped develop a plan to quickly and efficiently move Quintek towards the top of its industry. After approving this plan, the Company's management and Board of Directors offered me the position of Chairman and CEO, which I enthusiastically accepted.

The value of Quintek's patented and proven technology is unparalleled in this field. NCR (National Cash Register) spent more than six years and $6.5 million developing the patented Chemical-Free Microfilm (CFM) technology that is the core of our products. Quintek has further developed this technology and over the past 10 years has established brand recognition and goodwill in the marketplace with its many Fortune 500 customers. Our Company has already worked through the process of commercializing this new technology and is well positioned to move forward rapidly.

Thousands of large companies and governmental agencies currently use aperture cards for the archival of critical documents. An aperture card is a 3"x 7" IBM-style punch card with a window, or aperture, that holds a small piece of 35mm microfilm. In most cases aperture cards are developed with chemical-based microfilm technology and are then assembled manually. This is an expensive and time consuming process. Quintek's automated equipment solves this costly problem for this already established market and can deliver a return on investment in less than twelve months.

In the past decade, CAD (Computer Aided Design) has become the standard method for drafting complex design drawings. The value of Quintek's technology is clear. Thousands of sites in the U.S. alone still produce aperture cards using an outdated manual process. Quintek offers the only chemical-free desktop solution for printing computer files directly to the widely accepted microfilm format of aperture cards. Our technology facilitates an environmentally friendly marriage of the industry-accepted format for design document creation, CAD, to the industry-accepted media for long-term document storage, microfilm.

As the leader of your Quintek management team, my qualifications and in-depth industry knowledge uniquely fit the needs of Quintek at this crucial stage of its development. As a founder of one of the country's leading AutoCAD dealers, I spent nine years selling to the same customers that Quintek is now targeting and became familiar with the requirements needed to create a successful dealer channel. In addition, I assembled and led the team that created iBrite, Inc., a wireless / mobile software company. At iBrite I played a direct role in two rounds of financing, totaling $4.5 million. My team established contractual partnerships with world-class organizations like AOL and Global Knowledge. This experience should prove to be of great value to Quintek and its shareholders.

To help execute our new business plan, the Company has also brought on Andrew Haag as Chief Financial Officer. Since February, Mr. Haag has led the effort of restructuring Quintek's debt and creating a more stable financial environment for the Company. Mr. Haag, with management's cooperation, has already successfully restructured approximately forty percent of the outstanding debt. The Company's goal is to reduce the remaining debt to less than $350,000 over the quarter ending June 30, 2003. We are in the process of revising our consulting and on-site maintenance policies to increase revenues while maximizing customer support. We have carefully reviewed our manufacturing capability and implemented changes that we feel will result in higher margins and improved quality and reliability for our products.

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Quintek's  new  management  is  committed  to  enhancing  shareholder  value and building Quintek into a major industry player. We are projecting sales of 17 new units in the first twelve months ending February 2004 with our second twelve month forecast being 59 units and during the third twelve month period we are forecasting sales of 136 units. Reaching these forecasts would quickly put us well above the Company's annual record of 10 units sold and take us beyond what Quintek has achieved historically.

In order to assist us in increasing our visibility and maintaining better communication with you and/or your financial representative, please fill out the section below and return it to us by fax to 805-482-6874 or email us the information at investor@quintek.com.

I look forward to the possibility of meeting many of you at our upcoming shareholder meeting.

Sincerely,

/s/ Robert Steele
-------------------
    Robert Steele
    Chairman & CEO

Shareholder Information:
(Please complete the following and fax to 805-482-6874)

Name:
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Address:
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City:      _________________________State _____ Zip  ____________
Email:
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Phone:                                             Fax:
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Broker or Financial Representative's Name:
Phone:
Broker or Financial Management Firm:

"Safe-Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995

     This shareholder letter contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Quintek to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Quintek's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and any subsequent reports filed with the SEC under the Exchange Act. This shareholder letter speaks as of the date first set forth above and Quintek assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.

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